UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

CYGNUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18962 (Commission File Number)	94-2978092 (IRS Employer Identification No.)

400 Penobscot Drive, Redwood City, California (Address of Principal Executive Offices)	94063-4719 (Zip Code)

Registrant’s Telephone Number, including area code: (650) 369-4300

N/A
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On March 16, 2005, Cygnus, Inc. (“Cygnus” or the “Company”) informed its 16 remaining non-executive officer employees that, in connection with the winding down of the Company’s activities, the Company had decided to terminate their employment effective April 1, 2005. The Company informed such employees that such termination would become effective on such date even if the pending sale of assets to Animas Corporation has not been completed by such date. On March 31, 2005, the Company will be vacating its existing facility and has rented office space in San Francisco, California on a month-to-month basis with an initial term of three months. Going forward, the Company’s primary activity will be pursuing its arbitration claim against Ortho-McNeil Pharmaceutical, Inc.

     As previously reported, the Company has entered into an Asset Purchase Agreement, dated December 16, 2004 (the “Asset Purchase Agreement”), with Animas Corporation and Animas Technologies LLC (collectively, “Animas”) pursuant to which the Company has agreed, subject to various conditions including stockholder approval, to sell substantially all of its assets (other than cash and cash equivalents and its rights in the arbitration matter with Ortho-McNeil Pharmaceutical, Inc.) including its intellectual property, product development and production equipment, regulatory package, inventory and certain assumed contracts, including all supplier, manufacturing and license agreements related to its products, to Animas for $10.0 million in cash (the “Asset Sale”). A copy of the Asset Purchase Agreement was filed as an exhibit to the Company’s Form 8-K filed December 17, 2004. The winding down of the Company’s business activities will occur whether or not the Asset Sale is consummated. Cygnus ceased research and development activities and product manufacturing in the fourth quarter of 2003.

     The Company estimates that the total costs, in severance and retention payments, of terminating the employment of such employees will be approximately $620,000, all of which would be paid in cash. The Company anticipates recording a charge in such amount in the first quarter of the current fiscal year. In addition, as previously reported, in connection with the expected termination of the employment of our executive officers following the completion of the Asset Sale to Animas, the Company expects to incur an additional approximately $2.0 million in cash severance payments, although action with respect to the termination of the employment of such executive officers has not yet been taken.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNUS, INC.
Date: March 18, 2005	By:	/s/ Barbara G. McClung
Barbara G. McClung
Senior Vice President and General Counsel